Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara Baker
(248) 258-7367
www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS APPOINTS WILLIAM U. PARFET TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, Mich, December 8, 2005 - - Taubman Centers, Inc. (NYSE:TCO) today announced that William U. Parfet has joined the company’s Board of Directors. He will serve as an independent member of the company’s board to fill the existing vacancy in the class of directors whose term will expire in 2008.

Mr. Parfet will be an independent director under the New York Stock Exchange rules, bringing the number of independent directors on the board to six of nine directors. Mr. Parfet, who will be a member of the Audit Committee of the board, will also satisfy the independence standards for audit committee members as well as being a financial expert for purposes of the Sarbanes Oxley Act and the New York Stock Exchange rules.

“We are delighted that Bill Parfet has accepted the company’s invitation to join the board,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers. “Bill brings us a unique combination of public and private company operating expertise and a strong financial background.”

“Taubman Centers is known for having the most productive portfolio of regional malls in the U.S.,” said Mr. Parfet. “I look forward to working with the board to continue to drive company performance and create shareholder value.”

Mr. Parfet is currently chairman and chief executive officer of MPI Research, a Michigan-based, privately held company that focuses on the non-clinical research needs of the pharmaceutical, biotech, chemical, and agricultural industries. From 1993 to 1996 he served as president & chief executive officer of Richard-Allan Medical Industries (now Fisher Scientific), a worldwide manufacturer of surgical and laboratory products. From 1972 through 1993 he held a variety of operating and financial positions at The Upjohn Company (later Upjohn & Pharmacia; Pharmacia; now Pfizer) including president from 1991 to 1992

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and vice chairman of the board from 1992 to 1993. He currently serves on the boards of Monsanto Company where he chairs the Audit Committee, PAREXEL, and Stryker Corporation where he is the lead director and chairs the Audit Committee.

Among his many professional affiliations, Mr. Parfet was a trustee of Financial Executives International (FEI) from 1992 to 2000 where he served as the national chairman in 1997 and chairman of the FASB Liaison Committee. He served as a trustee of the Financial Accounting Foundation (FASB/GASB Oversight Board) from 1994 to 2001 in various capacities including chairman of the Oversight Committee and vice chairman from 2000 to 2001. From 1990 to 1991 he was a preparer representative to the Emerging Issues Task Force (EITF). Among his many non-profit involvements, he currently serves on the Board of Directors of Lake Forest College and as a Trustee of the Michigan Chapter of The Nature Conservancy. He also was commissioner of the Michigan Natural Resource Commission from 1996 to 2004.

Taubman Centers, Inc., a real estate investment trust, owns and/or manages 23 urban and suburban regional and super regional shopping centers in 11 states. In addition, The Pier at Caesars (Atlantic City, N.J.) is under construction and is scheduled to open in late spring 2006. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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